Exhibit 99.1

ANDRX CORPORATION REPORTS 2005 THIRD QUARTER RESULTS
FORT LAUDERDALE, FLORIDA, November 7, 2005 — Andrx Corporation (Nasdaq: ADRX) (Andrx or the Company) today announced its financial results for the three and nine months ended September 30, 2005 (the 2005 Quarter and the 2005 Period, respectively), which are discussed more extensively in Andrx’s Form 10-Q being filed today with the U.S. Securities and Exchange Commission (SEC). Andrx’s Form 10-Q is available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).

(in thousands,	Three Months Ended
except per share amounts)	September 30,		Change
	2005	2004	$	%
Total revenues	$256,950	$272,286	$(15,336)	(5.6%)

Income before income taxes	$16,799	$19,034	$(2,235)	(11.7%)

Net income	$10,870	$11,801	$(931)	(7.9%)

Earnings per share
Basic	$0.15	$0.16	$(0.01)	(6.3%)
Diluted	$0.15	$0.16	$(0.01)	(6.3%)

	Nine Months Ended
	September 30,		Change
	2005	2004	$	%
Total revenues	$796,156	$855,045	$(58,889)	(6.9%)

Income before income taxes	$7,692	$72,430	$(64,738)	(89.4%)

Net income	$54,205	$44,907	$9,298	20.7%

Earnings per share
Basic	$0.74	$0.62	$0.12	19.4%
Diluted	$0.74	$0.61	$0.13	21.3%
Andrx Chief Executive Officer, Thomas P. Rice, said: “We are now realizing the increasing benefit from the disposition of our brand business, which occurred earlier this year. Our distribution business experienced a solid operating quarter within a very competitive generic environment, which included the launch of generic Allegra®. We believe future financial results from our distribution operations will benefit from new generic launches of significant brand products losing patent protection in 2006 and 2007. However, this growth may be tempered by continuing price erosion within the industry.”
“During the 2005 third quarter, the FDA placed us in Official Action Indicated status relating to the FDA’s inspection of our Davie, Florida manufacturing facility and the FDA’s issuance of a Form 483 List of Inspectional Observations. The effect of this designation is that while the FDA reviews our responses to the inspectional observations and considers whether or not to take any enforcement action against us, approvals of our submitted ANDAs are being withheld. However, the Company continues to submit new ANDAs and the FDA continues to review our applications. We believe we have provided complete responses to the May 2005 inspectional observations and anticipate a meeting with the FDA in November to discuss our responses.”

“We have expanded our facilities, upgraded our senior management team in science and technology, quality assurance, manufacturing operations, and business development, and improved our manufacturing and quality systems. The benefit of improving our manufacturing processes is evidenced by, among other things, the year-over-year decrease in our production-related write-offs.”
Mr. Rice added: “With respect to Biaxin® XL, in September a hearing took place regarding Abbott Laboratories, Inc.’s motion for preliminary injunction. We are awaiting the court’s decision.”
“We continue to invest in business development efforts to expand our generic pipeline, and expect to continue to realize the synergies between our distribution and generic businesses for both our internally developed products and generic business development opportunities. We are in advanced discussions, and anticipate closing before the end of the year, transactions to access up to 25 ANDAs from international companies and domestic companies with off-shore affiliations. This quarter we also established Andrx Therapeutics, our contract services segment to be led by Steve Glover, Senior Vice President, which is pursuing the development and manufacturing of pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.”
Highlights for Third Quarter 2005
In the 2005 Quarter, distributed products revenues increased by 3.5% to $163.6 million from the three months ended September 30, 2004 (2004 Quarter), due to new generic product introductions since the 2004 Quarter, partially offset by the overall price declines common to generic products. Distributed products revenues in the 2005 Quarter included the reversal of a $2.0 million reserve related to Able Laboratories, Inc.’s recall of its products, as our return experience since the recall indicates our exposure is less than originally anticipated. On a quarterly sequential basis, revenue from distributed products decreased by 3.1% from $168.8 million for the 2005 second quarter. Affecting the comparison to the 2005 second quarter, among other things, is our previously announced discontinuation of the distribution of certain brand products, which generated $0.9 million in sales in the 2005 Quarter and $6.1 million in the 2005 second quarter. In the 2005 Quarter, gross margin on distributed products was 20.3% compared to a gross margin of 17.9% for the 2004 Quarter. The improvement in the gross margin was primarily attributable to the impact of higher margins related to a new product introduction, as well as the reversal of the reserve related to Able’s recall.
After the disposition of our brand business in March 2005 through a sales and licensing transaction with First Horizon, Andrx products revenues exclude revenues from Altoprev® and Fortamet®. Our participation in the performance of these brand products is now included in licensing, royalties and other revenues. Sales of these products were $16.1 million in the 2004 Quarter. Andrx product sales for the 2005 Quarter include sales of controlled-release, immediate-release and niche generic products, and other products, which include our Entex and Anexsia product lines previously reflected in Andrx brand product revenues. Excluding net sales of Altoprev and Fortamet for the 2004 Quarter, Andrx products revenues decreased by $18.5 million to $71.5 million, compared to $90.0 million in the 2004 Quarter. The decrease is primarily due to decreases from our generic versions of Glucotrol XL®, supplied by Pfizer, OTC Claritin-D® 24, K-Dur® and Glucophage®. Andrx did not launch any products during the 2005 Quarter. On a quarterly sequential basis, reported revenues from Andrx products decreased by 8.8% from $78.3 million primarily due to decreases from our generic versions of Glucotrol XL, supplied by Pfizer, Glucophage, OTC Claritin-D 24 and other products previously reflected as Andrx brand product revenues. Excluding net sales of Altoprev and Fortamet, Andrx products generated $23.9 million of gross profit with a gross margin of 33.4% in the 2005 Quarter, compared to $34.1 million of gross profit with a gross margin of 37.9% in the 2004 Quarter. The $10.2 million decrease in gross profit resulted primarily from reductions in revenues, partially offset by a $2.4 million reduction in cost of goods sold as a result of Pfizer’s failure to deliver generic Glucotrol XL 2.5mg in accordance with our supply agreement. In the 2005 Quarter, we recorded charges directly to cost of goods sold of $4.1 million in write-offs of pre-launch inventories, mainly due to $3.4 million in write-offs of our generic version of Biaxin XL in connection with validation and the commencement of commercial production activities.

In the 2005 Quarter, licensing, royalties and other revenues increased to $21.9 million, compared to $8.1 million in the 2004 Quarter primarily due to revenues from First Horizon related to Andrx’s former brand products, which commenced in April 2005. In the 2005 Quarter, based on the results of an external review, we recorded $3.9 million of revenues on the reversal of sales allowances previously recorded related to our agreements for generic versions of Wellbutrin SR® 150mg and Zyban®. In addition, licensing, royalties and other revenues in the 2005 Quarter include contract R&D services revenue rendered to Takeda Chemical Industries, Ltd. of $1.3 million. Licensing, royalties and other revenues in the 2004 Quarter primarily consisted of royalties on Teva’s sale of Impax’s generic versions of Wellbutrin SR 150mg and Zyban, and KUDCo’s sale of generic Prilosec®. On a quarterly sequential basis, licensing, royalties and other revenues increased by $8.2 million from $13.7 million.
Selling, general and administrative expenses (SG&A) were $46.2 million for the 2005 Quarter, or 18.0% of total revenues, compared to $54.2 million, or 19.9% of total revenues for the 2004 Quarter. Excluding the brand business segment, SG&A expenses were $44.7 million for the 2005 Quarter, compared to $32.5 million for the 2004 Quarter. SG&A for the 2005 Quarter includes $9.3 million in charges associated with the separation agreement with our former Executive Vice President, General Counsel and Secretary, $7.0 million of which was a non-cash charge related to his 2001 employment agreement which, upon his termination, modified the exercise period of his previously issued stock options. This non-cash charge of $7.0 million was based on the exercise price of stock options issued prior to the 2001 agreement, compared to the price of Andrx stock of $64.92 as of the date of the modification (date of employment agreement). On a quarterly sequential basis, SG&A expenses excluding the brand business segment increased by $8.6 million from $36.1 million.
Research and development expenses (R&D) were $10.3 million in the 2005 Quarter, compared to $10.0 million in the 2004 Quarter. On a quarterly sequential basis, R&D decreased from $11.7 million.
On September 23, 2005, we gave notice that we were terminating our 2002 credit facility, which cost approximately $1.4 million in annual fees to maintain. The termination was effective October 19, 2005. Accordingly, in the 2005 Quarter, we wrote-off unamortized debt issuance costs of $1.2 million as a non-cash charge.
For the 2005 Quarter, we recorded a provision for income taxes of 35%. The 2005 Quarter included the benefit of the resolution of uncertain tax positions. We continue to expect our effective tax rate generally to be 38% for the remainder of 2005 excluding any adjustments made to our tax liabilities as a result of the completion of the IRS’ audits of our 1999 through 2002 tax returns.
As of September 30, 2005, we had $401 million in cash, cash equivalents and investments available for sale, and $486 million of working capital. Deferred revenues were $102 million, primarily due to cash received from our transactions with Takeda and First Horizon.
Capital expenditures were $8.5 million in the 2005 Quarter and $21.6 million in the 2005 Period, compared to $73.2 million for the 2004 Period.
Webcast
Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on November 8, 2005, at 8:00 am Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.
About Andrx Corporation
     We are a pharmaceutical company that:
•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives;

•	distributes pharmaceutical products, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.
Forward-looking statements (statements which are not historical facts) in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, what sanctions, if any, FDA may seek following its decision to place us in OAI status, including without limitation sanctions relating to any failure to comply with cGMP requirements and if and when the “hold” on our ANDA approvals will be lifted; business interruption due to hurricanes or other events outside of our control; our dependence on a relatively small number of products; licensing revenues; the timing and scope of patents issued to our competitors; the timing and outcome of patent, antitrust and other litigation and future product launches; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; whether additional pre-launch inventory write-offs will be required; government regulation generally; competition; manufacturing capacities, safety issues, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; our ability to meet the supply and manufacturing requirements of the First Horizon agreement; the consolidation or loss of customers; our relationship with our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient supplies and/or active pharmaceuticals from key suppliers; the impact of sales allowances; product liability claims; rising costs and limited availability of product liability and other insurance; recent management changes and the potential loss of senior management and other key personnel; failure to comply with environmental laws; the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals; our ability to commercialize all of our pre-launch inventory. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed herein or detailed from time to time in our 2004 10-K or in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our 2004 10-K and in our other SEC filings.
Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by law.
This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contact:	Angelo C. Malahias, President and Chief Financial Officer or Allison Tomek, Manager, Investor Relations Tel: 954-382-7600

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Distributed products	$163,615	$158,123	$512,161	$494,945
Andrx products	71,476	106,050	242,225	319,293
Licensing, royalties and other	21,859	8,113	41,770	40,807

Total revenues	256,950	272,286	796,156	855,045

Operating expenses:
Cost of goods sold	185,929	190,912	586,723	590,820
Selling, general and administrative	46,223	54,177	148,063	155,841
Research and development	10,324	9,995	34,117	32,498
Other	—	—	26,316	7,800

Total operating expenses	242,476	255,084	795,219	786,959

Income from operations	14,474	17,202	937	68,086

Other income (expense):
Equity in earnings of joint ventures	885	1,286	2,624	3,553
Interest income	3,265	1,221	7,226	2,658
Interest expense	(665)	(675)	(1,935)	(1,867)
Write-off of unamortized issuance costs upon termination of credit facility	(1,160)	—	(1,160)	—

Income before income taxes	16,799	19,034	7,692	72,430
Provision (benefit) for income taxes	5,929	7,233	(46,513)	27,523

Net income	$10,870	$11,801	$54,205	$44,907

Earnings per share:
Basic	$0.15	$0.16	$0.74	$0.62

Diluted	$0.15	$0.16	$0.74	$0.61

Weighted average shares of common stock outstanding:
Basic	73,343	72,809	73,195	72,690

Diluted	73,648	73,487	73,632	73,581

Andrx Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30,	December 31,
	2005	2004
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$73,931	$42,290
Short-term investments available-for-sale, at market value	217,211	44,815
Accounts receivable, net of allowance for doubtful accounts of $5,690 and $4,703 at September 30, 2005 and December 31, 2004, respectively	162,362	144,025
Inventories	182,387	197,304
Deferred income tax assets	74,440	57,883
Assets held for sale	—	49,120
Prepaid and other current assets	19,327	23,502

Total current assets	729,658	558,939

Long-term investments available-for-sale, at market value	110,290	122,962
Property, plant and equipment, net	283,958	284,105
Goodwill	7,665	7,665
Other intangible assets, net	6,233	7,106
Other assets	10,325	8,936

Total assets	$1,148,129	$989,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137,846	$105,715
Accrued expenses and other liabilities	105,915	136,169
Liabilities held for sale	—	3,489

Total current liabilities	243,761	245,373
Deferred income tax liabilities	35,708	34,605
Deferred revenue	101,645	10,974

Total liabilities	381,114	290,952

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock; $0.001 par value, 1,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value, 200,000 shares authorized; 73,389 and 72,924 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	73	73
Additional paid-in capital	531,139	507,934
Restricted stock units, net	(15,074)	(6,471)
Retained earnings	252,079	197,874
Accumulated other comprehensive loss, net of income tax benefit	(1,202)	(649)

Total stockholders’ equity	767,015	698,761

Total liabilities and stockholders’ equity	$1,148,129	$989,713

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$54,205	$44,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,495	25,296
Provision for (recoveries of) doubtful accounts	2,454	(552)
Non-cash impairment charges	28,195	18,035
Write-off of unamortized issuance costs upon termination of credit facility	1,160	—
Non-cash compensation expense related to stock options	7,048	—
Amortization of restricted stock units, net	2,339	1,087
Amortization of deferred revenue	(4,329)	(79)
Equity in earnings of joint ventures	(2,624)	(3,553)
Deferred income tax (benefit) provision	(13,887)	7,249
Change in liabilities for uncertain tax positions	(32,793)	20,274
Income tax benefit on exercises of stock options and restricted stock units	1,490	1,949
Changes in operating assets and liabilities:
Accounts receivable	(20,791)	5,892
Inventories	29,498	(34,885)
Prepaid and other assets	(3,052)	8,900
Income tax (payments) refunds	(5,979)	639
Current liabilities	36,505	7,326
Deferred revenue	10,000	—

Net cash provided by operating activities	115,934	102,485

Cash flows from investing activities:
Purchases of investments available-for-sale	(592,786)	(384,445)
Maturities and sales of investments available-for-sale	432,184	321,459
Purchases of property, plant and equipment, net	(21,593)	(73,187)
Proceeds from the sale and licensing of certain assets and rights	85,000	—
Distributions from joint ventures	4,212	4,279
Refund of deposit for product rights	10,000	—
Payment for product rights	(4,500)	(5,000)

Net cash used in investing activities	(87,483)	(136,894)

Cash flows from financing activities:
Proceeds from issuances of common stock in connection with exercises of stock options	3,882	5,048
Proceeds from issuances of common stock in connection with the employee stock purchase plan	838	1,140
Principal payments on capital lease obligations	(1,530)	(672)

Net cash provided by financing activities	3,190	5,516

Net increase (decrease) in cash and cash equivalents	31,641	(28,893)
Cash and cash equivalents, beginning of period	42,290	67,498

Cash and cash equivalents, end of period	$73,931	$38,605